Exhibit 99.1

Maquia Capital Acquisition Corporation Plans to Trade OTC After Delist from Nasdaq

Miami, Florida, Aug. 02, 2024 (GLOBE NEWSWIRE) -- On May 7, 2024, Maquia Capital Acquisition Corporation (“Maquia” or the “Company”) received a notice from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that Maquia was not in compliance with Nasdaq Listing Rule IM-5101-2 requiring a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement triggering the issuance of a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. Because the Company was unable to complete a business combination by the end of the 36-month period, the Company was not in compliance. In conformity with the Listing Rules, the Company filed an appeal on May 13, 2024. A hearing on this matter was held by the Nasdaq Hearings Panel (“Panel”) on June 20, 2024.

On July 9, 2024, Nasdaq advised the Company that the Panel granted the Company’s request for continued listing on the Nasdaq Capital Market (the “Decision”), subject to the following: (1) on or before July 15, 2024, the Company will enter into a definitive business combination agreement with Regulus 333, S.A.P.I. de C.V.; and (2) on or before November 4, 2024, the Company will complete the business combination agreement with Regulus and demonstrate compliance with all applicable initial listing standards for the Nasdaq Capital Market. Nasdaq advised it is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time that may affect the Company’s compliance with Nasdaq requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted. The Panel reserved the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Exchange inadvisable or unwarranted. In addition, any compliance document would be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception.

On July 15, 2024, the Company executed a Business Combination Agreement with Merger Sub and Velocium, Inc. On July 17, 2024, the Company provided to Nasdaq a copy of the Business Combination Agreement between the Company, Merger Sub, and Velocium, Inc. On July 19, 2024, the Company filed a Form 8-K with the SEC reporting the Business Combination Agreement with Merger Sub and Velocium, Inc. A copy of that Form 8-K was provided to Nasdaq on July 23, 2024.

On July 29, 2024, the Company received a notice from Nasdaq (the “Delisting Decision”) that the Panel determined to delist the securities of the Company from The Nasdaq Stock Market (“Nasdaq” or the “Exchange”), due to its failure to comply with the terms of the Panel’s Decision. The Panel advised that trading in the Company’s securities would be suspended at the open of trading on July 31, 2024, and that the Exchange would complete the delisting by filing a Form 25 Notification of Delisting with the U.S. Securities Exchange Commission, after applicable appeal periods have lapsed. The Company may request that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) review this Delisting Decision. A written request for review must be received within 15 days from the date of the Delisting Decision. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to Nasdaq to cover the cost of the review.

On July 29, 2024, the Company submitted a request to Nasdaq for the Panel to reconsider its Delisting Decision. The Company also intends to timely request the Listing Council review this Delisting Decision. However, there can be no assurance that the Panel, the Listing Council, or Nasdaq will reconsider or change the Delisting Decision.

On July 31, 2024, the Company filed an application to list on the OTCQX with the same ticker symbols.

Additional information about the Delisting Decision will be provided in a Current Report on Form 8-K to be filed by Maqua with the SEC and available at www.sec.gov.

About Maquia Capital Acquisition Corporation

Maquia Capital Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is led by Chief Executive Officer, Jeff Ransdell, Chief Financial Officer, Jeronimo Peralta, Chief Operating Officer, Guillermo Cruz, and Chief Investment Officer, Maggie Vo.

Forward-Looking Statements

Certain statements included in this press release may be considered forward-looking statements. Forward-looking statements are statements that are not historical facts and generally relate to future events or future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements, including the identification of a target business and a potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Maquia and its management, are inherently uncertain and subject to material change. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control, including general economic conditions and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Maquia’s annual report on Form 10-K, filed with the SEC on April 16, 2024, and in other filings with the SEC.

Contact:

Guillermo Eduardo Cruz
Maquia Capital Acquisition Corporation
50 Biscayne Boulevard, Suite 2406, Miami, FL 33132
E-mail: guillermo@maquiacapital.com
Telephone: (305) 608-1395